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Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
      PCAOB REGISTERED


August 5, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Smoky Market Foods, Inc.

Dear Sirs:

We were previously the principal auditors for Smoky Market Foods, Inc. and we reported on the financial statements of Smoky Market Foods, Inc. for the period from inception, April 18, 2006 to May 20, 2009. We have read Smoky Market Foods, Inc. statements under Item 4.01 of its Form 8-K, dated August 5, 2009, and we agree with such statements.

For the most recent fiscal period through to August 5, 2009, there have been no disagreements between COMPANY and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,


/S/ MOORE & ASSOCIATES, CHARTERED

Moore & Associates, Chartered
Las Vegas, Nevada


                 6490 West Desert Inn Road, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501